UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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California Water Service Group

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Commencing on May 5, 2023, California Water Service Group made available to stockholders the following communication in connection with its upcoming annual stockholders meeting to be held on May 31, 2023.

California Water Response to Notice of Exempt Solicitation from Nia Impact Capital

California Water Service Group (Group) is providing the following information in response to the notice of exempt solicitation filed by Nia Impact Capital (Nia) on April 27, 2023. Nia is the proponent of Proposal No. 6 in our proxy statement, which requests that Group issue near-term and long-term science-based greenhouse gas (GHG) reduction targets covering Group’s Scope 1, 2, and 3 GHG emissions within one year. Notwithstanding Group’s repeated efforts to engage with and educate Nia on its business model and plans related to emissions reductions, Nia’s exempt solicitation includes several mischaracterizations about Group’s position and reporting on climate change.

For the reasons set forth in the proxy statement (which is available at https://www.calwatergroup.com/investors/financials-filings-reports/sec-filings) and below, our Board of Directors recommends that stockholders vote AGAINST Proposal No. 6.

We already report on GHG emissions and have announced our intent to publish GHG emissions reduction targets by the third quarter of 2024.

Group transparently reports on our ESG initiatives and Scope 1, 2, and 3 emissions through our annual ESG report and ESG analyst download (which are available www.calwatergroup.com/esg/reports-documents), and we have announced our commitment to setting absolute, science-based Scope 1 and Scope 2 emissions reductions targets by the end of the third quarter of 2024. This builds upon the Company’s prior commitment to set intensity targets for energy- or GHG-intensity of water produced and/or delivered to customers by 2025, as well as a number of other objectives related to addressing climate-related risks as described in our 2022 ESG Report. We intend to base our forthcoming emissions reduction targets on the foundational work we undertook in 2022 and the first quarter of 2023, in which we partnered with an independent sustainability consultant to prepare more comprehensive estimates of our GHG emissions in alignment with the Greenhouse Gas Protocol (GHG Protocol). We refer to this effort as our “emissions inventory.” We intend to continue to enhance our emissions inventory and improve data collection and measurement efforts.

We agree that measuring Scope 3 emissions is important to addressing climate change, and setting emissions reduction targets that include emissions across our entire value chain (Scopes 1, 2, and 3) will be a priority for Group in the future as we continue to mature our decarbonization strategies. However, we believe that it is unreasonable and irresponsible to commit to setting Scope 3 reduction targets within one year, because we have only recently completed our GHG Protocol-aligned emissions inventory for Scope 1 and 2 emissions, and have only assessed three of the 15 categories of Scope 3 emissions.

It is important to note that our emissions inventory work has been a learning process. When we began, we initially believed that purchased water would be one of our most significant contributors to Scope 3 emissions. This would have posed a challenge to Group’s business, because approximately 50% of the water we supply to our customers must be purchased from government agencies over which we have no control, as there is often no other available source of water. However, only after completing our emissions inventory in the second quarter of 2023 did we have the necessary data to understand that, of the three Scope 3 categories that we assessed, the category with the most significant contribution to our Scope 3 emissions is actually Capital Goods, followed by Purchased Goods and Services, of which purchased water is only a part. We believe this supports our position that our plan to continue to mature and expand our Scope 3 emissions assessments and set reduction targets in a methodical and thoughtful manner is the more appropriate course of action.

The specific actions requested by the proposal are premature, unnecessarily prescriptive, and reflect a fundamental misunderstanding of the nature of Group’s business.

Nia’s exempt solicitation emphasizes the importance of setting Scope 3 emissions reduction targets by making generalized references to proposed governmental rulemaking that is not yet in effect. We believe we are taking prudent action to prepare Group for emerging regulations and disclosure standards, including the Securities and Exchange Commission’s (SEC) forthcoming rules on climate change emissions disclosures.

With the recent completion of our partial Scope 3 emissions inventory, we have begun to assess the impact of our supply chain in the Capital Goods and Purchased Goods and Services categories, which together account for approximately 96% of our Scope 3 emissions evaluated to date. We are now better able to understand opportunities to expand on our existing supplier risk management program and to engage more closely with suppliers on climate issues.

We have found that indirect emissions from infrastructure investment activities contribute substantially to our Scope 3 emissions in the Capital Goods and Purchased Goods and Services categories. However, as a regulated investor-owned water utility that delivers value to its customers and stockholders by investing in water and wastewater system infrastructure, it is unclear at this time how we can significantly reduce associated emissions that we do not directly own or control. This is particularly challenging given the fact that our foundational ESG materiality assessment identified drinking water quality and customer safety as our highest priority ESG topic, and our infrastructure investment program is critical to the health and safety of our customers, as well as the primary basis for stockholder returns.

By continuing to mature and expand our Scope 3 emissions assessments in the near-term, including assessing the remainder of potentially relevant Scope 3 emissions categories, we expect to identify other areas where we may have greater control over or ability to reduce our Scope 3 emissions without risking our ability to address other high-priority ESG focus areas. Although we agree it is critical to reduce all GHG emissions, we must balance the need to invest in emissions reductions with the critical importance of other ESG priorities for our business and our stakeholders, such as customer health and safety, water affordability and access, and climate change adaptation. Information on our efforts in these areas may be found in our ESG reports, located on our web site at www.calwatergroup.com/esg/reports-documents.

Another consideration related to the nature of our business is that, as a regulated water utility, our cost structure and capital investments must be approved by state regulators. In our experience, based on prior approval processes and discussions with them, our state regulators place a higher priority on water affordability and access, and it is unclear whether they would approve changes to our cost structure or significant investments in order to accommodate emissions reductions. We have publicly committed to, and have begun, engaging with them and advocating for them to support our methodical plan to make progress on all of our ESG focus areas.

In short, it would be easy to announce a Scope 3 reduction target that is untethered to the reality of a company’s business circumstances, but when we set targets, we want them to be meaningful and supported by the necessary preparatory work so that we have a viable plan to achieve them. For these reasons and the reasons discussed in our proxy statement, Group is not in a position at this time to make a time-bound commitment to setting a science-based GHG reduction target for Scope 3 emissions.

Although we are early in our ESG journey, we are not lagging behind our peers in our Scope 3 emissions management.

The challenges related to estimating and reducing Scope 3 emissions in the regulated water utility industry are well known, which is why, as Nia’s exempt solicitation acknowledges, it is not common practice in the United States water utility industry to publish Scope 3 emissions reduction targets. In fact, we are aware of only one of the 14 peers disclosed in our proxy statement (an electric utility) doing so. More importantly, none of the water utilities in our proxy peer group have done so.

We believe that continuing to focus our target-setting efforts in the near term on activities that are associated with our Scope 1 and 2 emissions (rather than also on Scope 3 emissions, as requested by the proposal) will have the greatest impact on addressing our overall emissions footprint based on the nature of our business and the areas over which we have more control. Doing so will also support our ability to align more closely with the water utilities in our proxy peer group that have already set Scope 1 and Scope 2 emissions reduction targets. We also believe that our existing methodical approach to assessing relevant Scope 3 emissions more effectively supports our production of actionable data to inform the implementation and execution of our climate strategy, future target-setting efforts for emissions reductions across our value chain, and our preparation for emerging regulations and disclosure standards.

Our recently published ESG Report leverages the guidance of multiple reporting frameworks, including the TCFD, as have our 2020 and 2021 ESG Reports.

Nia’s exempt solicitation claims that Group is not meeting investor expectations that companies align their reporting with certain disclosure frameworks, including the Taskforce on Climate-Related Financial Disclosures (TCFD). This is simply not true. As stated in our ESG Report, “[w]e align our management of climate change with the recommendations of the … TCFD, starting at the highest level of leadership.” Our ESG Report disclosures are guided by the TCFD’s reporting recommendations, and our disclosures generally are viewed by ISS and other rating agencies as being aligned with TCFD.

We encourage our stockholders to read our 2022 ESG Report, which is available at the website above. Our 2022 ESG Report aligns with the Sustainability Accounting Standards Board Water Utilities and Services Industry Standard, leverages the guidance of the Task Force on Climate-related Financial Disclosures, and references the 2021 Global Reporting Initiative Universal Standards.

We have proactively engaged with Nia on their proposal and repeatedly explained our climate change strategy, reporting, and plans, as well as the business-specific challenges we face as a regulated investor-owned water utility, and, notwithstanding these discussions and repeated explanations, Nia’s exempt solicitation and its proposal reflect a fundamental misunderstanding of the nature of Group’s business and fail to adequately account for the work we have taken and continue to undertake. Group believes that the premature and prescriptive approach requested by the Nia’s proposal is not in the best interests of Group, our customers, or our stockholders.

For the reasons set forth above and in the proxy statement, we urge you to vote AGAINST Proposal No. 6.

Forward-Looking Statements and Other Important Information

This letter and the materials referred to herein, such as the 2022 ESG Report and ESG Analyst Download (collectively the “ESG Disclosures”), contain forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the ESG Disclosures include Group’s objectives, goals, targets, progress, or expectations with respect to ESG, sustainability, and corporate social responsibility matters, and business risks, opportunities, and plans. Because they are aspirational and are based upon currently available information, expectations, and projections, they are subject to various risks and uncertainties, including limitations on our ability to make ESG investments without the support of our regulators, and actual results may differ. Because of this, Group advises all interested parties to carefully read and understand Group’s disclosure on risks and uncertainties found in Forms 10-K, 10-Q, and other reports filed with the SEC. Group undertakes no obligation to update any forward-looking or other statements, whether as a result of new information, future events, or otherwise, and notwithstanding any historical practice of doing so. Group may determine to adjust any objectives, goals, and targets or establish new ones to reflect changes in our business.

Historical, current, and forward-looking ESG-related statements and data in the ESG Disclosures may be based on standards for measuring progress that are still developing, controls and processes that continue to evolve, and assumptions that are subject to change in the future.

The information included in, and any issues identified as material for purposes of, the ESG Disclosures may not be considered material for SEC reporting purposes, and the use of the term “material” in the ESG Disclosures is distinct from, and should not be confused with, such term as defined for SEC reporting purposes.

Due to the inherent uncertainty and limitations in measuring GHG emissions under the calculation methodologies used in the preparation of such data, all GHG emissions or references to GHG emissions in the ESG Disclosures are estimates. There may also be differences in the manner that third parties calculate or report GHG emissions compared to Group, which means that third party data or methodologies may not be comparable to our data or methodologies.

Website references and hyperlinks throughout the ESG Disclosures are provided for convenience only, and the content on the referenced third-party websites is not incorporated by reference into the ESG Disclosures, nor does it constitute a part of the ESG Disclosures. Group assumes no liability for the content contained on the referenced third-party references.